                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

   Blackstone Capital Partners II Merchant Banking Fund L.P.
   (Last)  (First)  (Middle)

   c/o Blackstone Management Associates II L.L.C.
   345 Park Avenue, 31st Floor
   (Street)

   New York NY 10154
   (City)  (State)  (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

   1/28/99

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



4. Issuer Name and Ticker or Trading Symbol

   American Axle & Manufacturing Holdings, Inc.    Symbol: AXL

5. Relationship of Reporting Person to Issuer (Check all applicable)

   / / Director                            /X/ 10% Owner
   / / Officer (give title below)          / / Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)


7. Individual or Joint/Group Reporting (Check applicable line)

   / / Form filed by One Reporting Person
   /X/ Form filed by More than One Reporting Person

* If the Form is filed by more than one Reporting Person, see instruction
  5(b)(v).

            Table I -- Non-Derivative Securities Beneficially Owned

                                 2. Amount        3. Ownership
                                    of Secu-         Form:
                                    rities           Direct      4. Nature of
                                    Bene-            (D) or         Indirect
                                    ficially         Indirect       Beneficial
                                    Owned            (I)            Ownership
1. Title of Security                (Instr. 4)       (Instr. 5)     (Instr. 5)
-------------------------------- ----------------  -------------  --------------
Common Stock                     18,985,785.90(1)        D

Common Stock                      5,637,405(2)           D

Common Stock                      1,887,800.85(3)        D

         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                                2. Date Exercisable
                                                   and Expiration Date  3. Title and Amount of Securities Underlying Derivative
                                                   (Month/Day/Year)        Security (Instr. 4)
                                                ----------------------  -----------------------------------------------------------
                                                Date                                                                     Amount or
1. Title of Derivative                          Exercis-    Expiration                      Title                        Number of
   Security (Instr. 4)                          able        Date                                                          Shares
----------------------------------------------  ----------  ----------  ----------------------------------------------  -----------




                                                               5. Ownership
                                                                  Form of
                                                                  Derivative
                                                4. Conver-        Security:
                                                   sion or        Direct      6. Nature of
                                                   Exercise       (D) or          Indirect
                                                   Price of       Indirect        Beneficial
1. Title of Derivative                             Derivative     (I)             Ownership
   Security (Instr. 4)                             Security       (Instr. 5)      (Instr. 5)
----------------------------------------------  -------------  -------------  --------------





Explanation of Responses:

(1) These securities are owned solely by Blackstone Capital Partners II Merchant Banking Fund L.P., who is a member of a "group" with Blackstone Offshore Capital Partners II L.P. and Blackstone Family Investment Partnership II L.P. for purposes of Section 13(d) of the Exchange Act.
(2) These securities are owned solely by Blackstone Offshore Capital Partners II L.P., who is a member of a "group" with Blackstone Capital Partners II Merchant Banking Fund L.P. and Blackstone Family Investment Partnership II L.P. for purposes of Section 12(d) of the Exchange Act.
(3) These securities are owned solely by Blackstone Family Investment Partnership II L.P., who is a member of a "group" with Blackstone Capital Partners II Merchant Banking Fund L.P. and Blackstone Offshore Capital Partners II L.P. for purposes of Section 13(d) of the Exchange Act.



        /s/ David A. Stockman                       1/28/99
---------------------------------------    --------------------------
    **Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                           Joint Filer Information

Name:                              Blackstone Offshore Capital Partners II L.P.

Address:                           c/o Blackstone Management
                                   Associates II L.L.C.
                                   345 Park Avenue
                                   New York, NY 10154

Designated Filer:                  Blackstone Capital Partners II Merchant
                                   Banking Fund L.P.

Issuer & Ticker Symbol:            American Axle & Manufacturing Holdings,
                                   Inc. (AXL)

Date of Event Requiring Statement: 1/28/99

Signature:                         /s/ David A. Stockman
                                   ---------------------------------------------

                             Attachment to Form 3
                           Joint Filer Information

Name:                              Blackstone Family Investment
                                   Partnership II L.P.

Address:                           c/o Blackstone Management
                                   Associates II L.L.C.
                                   345 Park Avenue
                                   New York, NY 10154

Designated Filer:                  Blackstone Capital Partners II Merchant
                                   Banking Fund L.P.

Issuer & Ticker Symbol:            American Axle & Manufacturing Holdings,
                                   Inc. (AXL)

Date of Event Requiring Statement: 1/28/99

Signature:                         /s/ David A. Stockman
                                   ---------------------------------------------